Exhibit (d)(8)

ASSIGNMENT AND ASSUMPTION AGREEMENT

DECEMBER 19, 2018

This Assignment and Assumption Agreement (this “Agreement”), dated as of the date first set forth above, is entered into by and between CVC Capital Partners VII (A) L.P., a Jersey limited partnership (the “Assignor”), and CVC Capital Partners VII AIV (Delaware) LP, a Delaware limited partnership (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Equity Commitment Letter (as the same may be amended from time to time, the “Equity Commitment Letter”), dated as of November 6, 2018, by and among PVKG Intermediate Holdings Inc. (“Parent”), the Assignor, CVC Capital Partners Investment Europe VII L.P., a Jersey limited partnership (“CVC Investment Europe VII”), and CVC Capital Partners VII Associates L.P., a Jersey limited partnership (“CVC VII Associates” and, together with the Assignor and CVC Investment Europe VII, the “Investors”) unless otherwise specified below.

RECITALS

WHEREAS, Assignor entered into the Equity Commitment Letter pursuant to which each Investor has agreed, among other things, to contribute or cause to be contributed, subject to the terms and conditions set forth therein, to Parent its percentage of the Commitment in accordance with the terms and provisions therein;

WHEREAS, Assignor entered into the Limited Guarantee (as the same may be amended from time to time, the “Limited Guarantee”), dated as of November 6, 2018, by and among the Investors and ConvergeOne Holdings, Inc. (the “Company”), pursuant to which each Investor has agreed, among other things, to guarantee certain payment obligations of Parent and PVKG Merger Sub, Inc. in connection with the Merger Agreement;

WHEREAS, Assignee has been constituted as a “Side Car Vehicle” in accordance with the limited partnership agreement of the Assignor to facilitate the participation of certain of the limited partners in an investment in Parent;

WHEREAS, pursuant to Section 3 of the Equity Commitment Letter, Assignor may assign all or a portion of its obligations to fund the Commitment to Assignee;

WHEREAS, pursuant to Section 8 of the Limited Guarantee, Assignor may assign all or a portion of its obligations under the Limited Guarantee to Assignee; and

WHEREAS, Assignor desires to assign to Assignee, and Assignee desires to assume, the Assumed Rights and Obligations (as defined below).

NOW, THEREFORE, for good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledge, Assignor and Assignee agree as follows:

1.    Assignment and Assumption. The Assignor hereby irrevocably transfers, grants, conveys, assigns and delegates to the Assignee, and the Assignee hereby irrevocably accepts and assumes from the Assignor, subject to and in accordance with the Equity Commitment Letter and the Limited Guarantee, as of the date hereof, (a) the Assignor’s obligations and liabilities in, under and arising from or in connection with contributing or causing to be contributed (directly or indirectly) to Parent a portion of its Commitment as set forth on Schedule A attached hereto (the “Assumed ECL Obligations”), (b) Assignor’s related rights, title, interest, obligations and liabilities in, under and arising from or in connection with the Equity Commitment Letter with respect to such Assumed ECL Obligations (together with the Assumed ECL Obligations, the “Assumed ECL Rights and Obligations”), (c) a portion of the Assignor’s Obligations (as defined in the Limited Guarantee) under the Limited Guarantee, as set forth on Schedule A attached hereto (the “Assumed LG Obligations”) and (d) Assignor’s related rights, title, interest, obligations and liabilities in, under and arising from or in connection with the Limited Guarantee with respect to such Assumed LG Obligations (together with the Assumed ECL Rights and Obligations and the Assumed LG Obligations, the “Assumed Rights and Obligations”). Each such assignment is without representation or warranty by the Assignor. Notwithstanding anything to the contrary herein, nothing in this Agreement shall relieve the Assignor or any other Investor of any of its obligations under the Equity Commitment Letter or the Limited Guarantee.

2.    Accession; Further Actions. Each of the Assignor and the Assignee, as applicable, shall use commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and instruments as may be required to carry out the provisions of this Agreement.

3.    Notices. For purposes of Section 7(b) of the Equity Commitment Letter and Section 10 of the Limited Guarantee as between the Assignor and the Assignee, the contact information for the Assignee shall be the same as the contact information for the Assignor set forth in Section 7(b) of the Equity Commitment Letter and Section 10 of the Limited Guarantee.

4.    Effectiveness. This Agreement shall become effective immediately upon execution by the Assignee and the Assignor.

5.    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

7.    Counterparts. This Agreement may be executed by facsimile or electronic mail, in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

The terms set forth in this Agreement are hereby agreed to:

ASSIGNOR

CVC CAPITAL PARTNERS VII (A) L.P. acting by its general partner CVC CAPITAL PARTNERS VII LIMITED

By:	/s/ Carl J. Hansen
Name:	Carl J. Hansen
Title:	Director

ASSIGNEE

CVC CAPITAL PARTNERS VII AIV (DELAWARE) LP acting by its general partner CVC CAPITAL PARTNERS VII LIMITED

By:	/s/ Carl J. Hansen
Name:	Carl J. Hansen
Title:	Director

[Signature Page to Assignment and Assumption Agreement]

Schedule A

Assigned Portion
4.7256%